Exhibit 16.1

May 2, 2006

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for the Partners Trust Bank Incentive Savings Plan (the

Plan) and, under the date of June 10, 2005, we reported on the financial statements of the Plan as of and for the years ended December 31, 2004 and 2003. On April 26, 2006, our appointment as principal accountants was terminated. We have read the Plan's statements included under the

Item 4.01 of its Form 8-K dated May 2, 2006, and we agree with such statements, except we are not in a position to agree or disagree with the Plan's statement that (i) on April 26, 2006 the Plan engaged D'Acangelo & Co LLP as its independent public accounting firm for the fiscal year ended December 31, 2005 and (ii) the statements in the 2nd and 5th paragraphs.

Very truly yours,

/s/ KPMG LLP